Exhibit 99.1

Community Partners Bancorp	Media Information Contact:	William D. Moss
Two River Community Bank		President & CEO
1250 Highway 35 South		732-706-9009
Middletown, NJ 07748		wmoss@tworiverbank.com

FOR IMMEDIATE RELEASE

Community Partners Bancorp Announces Director Appointment

MIDDLETOWN, N.J., August 23, 2010 - William D. Moss, President and CEO of Community Partners Bancorp (the “Company”) (NasdaqCM: CPBC), has announced that James M. Bollerman has been elected a Director of the Company and a Director of the Company’s wholly-owned subsidiary, Two River Community Bank.  Mr. Bollerman is the founder of Bollerman Real Estate Services, a firm that develops and provides real estate consulting services, including master planning, asset management and construction management services to select corporate and institutional entities.

“Jim Bollerman is an accomplished real estate professional who is widely recognized for his professional accomplishments and his entrepreneurial spirit,” Mr. Moss declared.  “He is very familiar with the New Jersey economy and with the needs of local businesses.  We believe his experience and counsel will play a critical role in the continued growth of our corporation,” Mr. Moss concluded.

James M. Bollerman has been directly involved with the development, planning and construction of over 20 million square feet of commercial, industrial and residential space in New Jersey.  His numerous awards include the 1991 NAIOP (a commercial real estate development association) Developer of the Year, The Monmouth-Ocean Development Council Silver Gull Award, New Jersey Business & Industry Association New Good Neighbor Award and The New Jersey State Conference of Bricklayers and Allied Craftsman Annual Masonry Award.

Prior to starting his own companies, Mr. Bollerman was President and Chief Executive Officer of Commercial Realty & Resources Corp., a wholly-owned real estate development subsidiary of the New York Stock Exchange listed New Jersey Resources Corporation, a $1 billion holding company.  He is a former member of the New Jersey Resources Board of Directors and served on its Finance Committee.

Mr. Bollerman is a graduate of Seton Hall University and Seton Hall University School of Law.  In addition, he has taken course study at The Wharton School at the University of Pennsylvania and New York University.  He resides in Little Silver, New Jersey, with his wife and three children.

About the Company
Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

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